Exhibit 10.3
Separation and Release of Claims Agreement

This Separation and Release of Claims Agreement (“Agreement”) is entered into by and between Teladoc Health, Inc., a Delaware corporation (the “Employer”), on behalf of itself, its subsidiaries and other corporate affiliates and each of their respective employees, officers, directors, owners, shareholders and agents (collectively referred to herein as the “Employer Group”), and Mr. Adam C. Vandervoort, an individual resident in the State of [**] (the “Executive”) (the Employer and Executive are collectively referred to herein as the “Parties”), as of September 24, 2026 (the “Execution Date”).

WHEREAS, Employer and Executive are parties to that certain Executive Severance Agreement, dated as of July 15, 2015, as amended by Amendment No. 1 dated October 29, 2019 and Amendment No. 2 dated April 26, 2024 (as so amended, the “Severance Agreement”);

WHEREAS, the Parties desire to set forth their agreement concerning Executive’s resignation from employment, the payments and benefits to which Executive is entitled in connection with that resignation, Executive’s post-employment advisory service, and the release and other obligations set forth below;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

1. Good Reason; Separation Date. Employer acknowledges, confirms and agrees that Executive’s resignation from employment effective November 1, 2026 constitutes a “Qualifying Termination” by Executive for “Good Reason” for all purposes of the Severance Agreement. The Parties agree that no recital or other statement of the facts or circumstances giving rise to Good Reason is required, and Employer waives, and will not assert, any objection based on the notice, cure, timing or other procedural requirements contained in the definition of Good Reason. November 1, 2026 is referred to herein as the “Separation Date.” Effective as of the Separation Date, Executive will cease to be an employee of Employer and will cease serving as Chief Legal Officer and Secretary of Employer and in all other officer, director or similar positions he then holds with Employer or any member of the Employer Group. The Parties acknowledge that the Separation Date is intended to constitute Executive’s “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

2. Advisory Services; Office; Systems Access; Company Property.

(a) Advisory Period and Status. Beginning November 2, 2026 and continuing through November 1, 2027 (the “Advisory Period”), Executive will serve as an unpaid, non-employee advisor to the individual then serving as Employer’s Chief Legal Officer and Secretary (the “Successor”). Executive will not be an employee or officer of Employer or any member of the Employer Group during the Advisory Period, will not be entitled to compensation or employee benefits by reason of such advisory service, and will have no authority to bind Employer or any member of the Employer Group.

(b) Scope of Advisory Services. Executive will provide such transition, historical, legal, governance, disclosure and other advisory assistance as Executive and the Successor reasonably and mutually agree from time to time. The timing, location and manner of such services will be arranged reasonably and mutually between Executive and the Successor, taking into account Executive’s other professional and personal commitments. No minimum number of hours is required. The Parties intend that the anticipated level of services during the Advisory Period will not exceed twenty percent (20%) of the average level of services performed by Executive for Employer during the thirty-six (36) months preceding the Separation Date, and the Parties will administer the advisory relationship consistently with the intended Separation Date treatment under Section 409A.

(c) New York Office and Systems Access. Throughout the Advisory Period, Employer will make available to Executive his current private office in Employer’s New York City office, or a reasonably comparable private office if Employer relocates or materially reconfigures that office; provided that Executive agrees to abide by all Employer Group policies and procedures while accessing such office. Executive acknowledges that following the Separation Date all access to Company systems, email, network, document and other electronic access will be terminated, provided that during the Advisory Period, to the extent reasonably necessary for the provision of the advisory services described herein, Employer may elect to grant Executive access to such Company systems, email, network, document or other electronic access to assist Executive with the provision of such advisory services, subject to generally applicable cybersecurity, records-management and system-administration requirements and to any limitations that the Parties reasonably agree are necessary to address a specific legal, privilege, confidentiality or security concern. Employer will not materially reduce such office access for the purpose of limiting or impairing the advisory arrangement.

(d) Company Property. Executive will return all Employer Group property then in his possession on the Separation Date, other than any identification card or badge, access code or device necessary to access Employer’s New York City office in accordance with this Agreement. Executive will return such identification card or badge, access code or device necessary within five (5) business days after the end of the Advisory Period, subject to ordinary replacement, security and records-retention procedures during the Advisory Period.

(e) Other Employment. Executive may accept and engage in other employment, self-employment, board service, consulting or other professional activities during the Advisory Period, subject to the confidentiality, restrictive covenant and other surviving obligations expressly identified in this Agreement. Executive’s acceptance or commencement of any such activity will not reduce, terminate, suspend or otherwise affect the Severance (as defined below), the Advisory Period, or the office access described above, subject to Executive’s continued

compliance with the terms of the Confidentiality Agreement and Sections 4 and 5 of the Severance Agreement.

3. Separation Benefits. In consideration for, and subject to, Executive’s execution, non-revocation of and compliance with this Agreement and the Supplemental Release described in Section 5, Employer will provide the post-termination payments and benefits described below (collectively, the “Severance”), subject to Executive’s continued compliance with the terms of the Confidentiality Agreement and Sections 4 and 5 of the Severance Agreement. Except as expressly modified by this Agreement, the Severance will be provided in accordance with Section 2(a) and the other applicable terms of the Severance Agreement.

(a) Accrued Rights. Employer will pay or provide all “Accrued Rights” described in Section 2(a)(i) of the Severance Agreement, including earned but unpaid Base Salary through the Separation Date, any accrued but unpaid paid time off to the extent payable under applicable law or Employer policy, and any other vested amounts or benefits due under applicable employee benefit plans, programs or arrangements.

(b) Salary Continuation. Executive will receive continued payment of his Base Salary in effect immediately before the Separation Date for twelve (12) months following the Separation Date, paid in accordance with Employer’s ordinary payroll practices, subject to applicable tax withholding and the timing rules of Section 8(h) of the Severance Agreement and Section 409A. If commencement of payments is delayed solely by the effectiveness of the Supplemental Release, any installments that otherwise would have been paid after the Separation Date and before such effectiveness will be paid on the first regular payroll date thereafter to the extent permitted by Section 409A.

(c) Health Coverage. If Executive timely elects COBRA continuation coverage for himself and his covered dependents under Employer’s group health plans, Employer will provide the twelve (12) months of COBRA premium support described in Section 2(a)(iv) of the Severance Agreement. Notwithstanding the provision of Section 2(a)(iv) that would otherwise end the COBRA Payment Period when Executive becomes eligible for substantially equivalent coverage in connection with new employment or self-employment, Executive’s eligibility for or enrollment in other coverage will not reduce the economic benefit of the twelve-month COBRA support. If direct payment of COBRA premiums is unavailable, impermissible or would result in an excise tax or other adverse legal consequence, Employer will instead pay Executive a fully taxable cash amount equal to the applicable monthly COBRA premium for the remainder of the twelve-month period, subject to applicable withholding.

(d) Equity Awards. In accordance with Section 2(a)(v) of the Severance Agreement, all unvested equity or equity-based awards granted to Executive under Employer’s equity compensation plans that are scheduled to vest during the twelve (12) months following the Separation Date will become immediately vested as to time as of the Separation Date. Any performance stock unit or other performance-based award that, by its terms and absent

Executive’s termination, would become subject to performance determination and vest during that twelve-month period will remain outstanding and eligible for determination, vesting and settlement based on actual achievement of the applicable performance conditions during such period, notwithstanding the Separation Date. Employer will cause the applicable plan administrator to implement this treatment. Nothing in this Agreement extends the stated final expiration or settlement date of any award beyond the applicable plan or award agreement, and the advisory relationship itself will not create additional vesting beyond the treatment required by this paragraph (which satisfies Section 2(a)(v) of the Severance Agreement).

(e) No 2026 Annual Bonus. For the avoidance of doubt, Executive will not be entitled to, and hereby waives any claim to, an annual cash bonus in respect of calendar year 2026. This sentence does not waive any earned but unpaid bonus for a prior calendar year, if any, to which Executive is otherwise entitled under Section 2(a)(iii) of the Severance Agreement. Notwithstanding the foregoing, Executive agrees that there is no earned but unpaid bonus for a prior calendar year that remains unpaid.

(f) No Duplication; Express Modifications. The Severance is intended to satisfy Employer’s obligations under Section 2(a) of the Severance Agreement with respect to Executive’s Qualifying Termination, except that the Parties expressly agree to the modifications concerning other employment, COBRA support, office access, and the advisory arrangement set forth in this Agreement. Executive will not be entitled to duplicate payments or benefits under this Agreement and the Severance Agreement.

4. General Release and Waiver of Claims.

(a) In exchange for the consideration provided in this Agreement, Executive and Executive’s heirs, executors, representatives, administrators, agents and assigns (collectively, the “Releasors”) irrevocably and unconditionally waive, release and discharge the Employer Group, including each member of the Employer Group’s parents, subsidiaries, affiliates, predecessors, successors and assigns, and all of their respective current and former officers, directors, employees, equity-holders, agents, benefit plans and fiduciaries, in their corporate and individual capacities (collectively, the “Released Parties”), from any and all claims, demands, actions, causes of action, obligations, judgments, rights, fees, damages, debts, liabilities and expenses (including attorneys’ fees) of any kind whatsoever, whether known or unknown (collectively, “Claims”), that Executive has or has ever had against the Released Parties, or any of them, arising out of or in any way related to Executive’s hire, service, compensation, benefits, employment, termination or separation from employment with Employer by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter from the beginning of time through the date Executive executes this Agreement, including, without limitation:
(i) any and all Claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act (as to existing but not prospective Claims), the Fair Labor Standards Act, the Equal Pay Act, the Employee Retirement

Income Security Act (as to unvested benefits), the Civil Rights Act of 1991, 42 U.S.C. § 1981, the Worker Adjustment and Retraining Notification Act, the National Labor Relations Act, the Age Discrimination in Employment Act, the Uniformed Services Employment and Reemployment Rights Act, the Genetic Information Nondiscrimination Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the New York State Human Rights Law, the New York Labor Law, the New York Civil Rights Law, the New York City Human Rights Law, the Connecticut Fair Employment Practices Act, the Connecticut Family and Medical Leave Act, and any other federal, state, local or foreign law, regulation or ordinance that may lawfully be waived and released;

(ii) any and all Claims for compensation of any type whatsoever, including salary, wages, bonuses, commissions, incentive compensation, paid time off, equity or equity-based compensation and severance, except for the rights expressly preserved by this Agreement;

(iii) any and all Claims arising under tort, contract and quasi-contract law, including breach of an express or implied contract, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, wrongful or retaliatory discharge, fraud, defamation, slander, libel and negligent or intentional infliction of emotional distress; and

(iv) any and all Claims for monetary or equitable relief, including attorneys’ fees, back pay, front pay, reinstatement, experts’ fees, costs, disbursements, punitive damages, liquidated damages and penalties, except to the extent expressly preserved by this Agreement or not waivable by law.

(b) Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to Executive, the Releasors irrevocably and unconditionally waive, release and discharge the Released Parties from any and all Claims, whether known or unknown, from the beginning of time through the date Executive executes this Agreement arising under the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended, and its implementing regulations. By signing this Agreement, Executive acknowledges and confirms that:

(i) Executive has read this Agreement in its entirety and understands all of its terms;

(ii) Executive has been advised in writing to consult with an attorney of Executive’s choosing before signing this Agreement and has had the opportunity to do so;

(iii) Executive knowingly, freely and voluntarily agrees to all of the terms and conditions of this Agreement, including the waiver, release and covenants contained herein;

(iv) Executive is signing this Agreement in exchange for good and valuable consideration in addition to anything of value to which Executive is otherwise entitled, including the agreed treatment of Good Reason, the advisory arrangement and related office rights, and the other promises contained herein;
(v) Executive has been given at least twenty-one (21) days to consider this Agreement, although Executive may sign it sooner if desired, and agreed changes to this Agreement, whether material or immaterial, will not restart the running of the twenty-one-day period;
(vi) Executive may revoke the release of ADEA Claims by delivering written notice of revocation to Employer’s Chief Legal Officer at the notice address in Section 22 within seven (7) days after Executive signs this Agreement; and

(vii) the release contained in this paragraph does not apply to rights and Claims that may arise after Executive signs this Agreement.

(c) Exceptions and Protected Rights. Notwithstanding anything to the contrary in this Agreement, Executive does not waive, release or discharge: (A) Claims that cannot lawfully be waived; (B) any right to file a charge or complaint with, communicate with, provide information to, or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, Securities and Exchange Commission, Department of Justice, National Labor Relations Board or any other federal, state or local governmental agency or self-regulatory organization, or to receive a whistleblower award or bounty to the extent permitted by law; (C) any rights to indemnification, advancement, insurance or other protection under the Indemnification Agreement (as defined below), Employer’s certificate of incorporation or bylaws, applicable law or any applicable directors’ and officers’ liability insurance policy; (D) any rights to vested benefits under any employee benefit plan; (E) any rights under this Agreement, the Severance Agreement, any equity plan or award agreement, or any other agreement to the extent performance remains due after the date of this Agreement; (F) any Claim as a stockholder of Employer; or (G) any Claim arising after Executive signs this Agreement. Nothing in this Agreement prohibits or restricts Executive from reporting possible violations of law or regulation to any governmental agency or entity, or making other disclosures protected under whistleblower provisions of law, and Executive is not required to notify or obtain authorization from Employer before doing so.

5. Supplemental Release. Because this Agreement is expected to be executed before the Separation Date, as an additional condition to the Severance (other than Accrued Rights), Executive will execute the Reaffirmation and Supplemental Release attached as Exhibit A on or after the Separation Date and no later than five (5) days after the Separation Date. Executive may revoke the ADEA release contained in Exhibit A during the seven (7) days after execution of Exhibit A. Employer’s obligation to commence or continue the Severance (other than Accrued Rights) is conditioned upon Exhibit A becoming effective and not being revoked; provided that the Parties will administer the timing of payments in a manner consistent with Section 409A and the Severance Agreement.

6. Effectiveness. This Agreement will become effective on the eighth (8th) day after Executive and Employer have both executed it, provided Executive has not timely revoked the ADEA release (the “Agreement Effective Date”). The Supplemental Release will become effective on the eighth (8th) day after Executive executes Exhibit A, provided Executive has not timely revoked its ADEA release (the “Supplemental Release Effective Date”). No Severance payment required to be conditioned on a release will be made or begin before the later of the Separation Date and the Supplemental Release Effective Date, except that any payment required by law to be made earlier will be paid when due.

7. Communications; Form 8-K. The Parties will cooperate in good faith promptly following execution of this Agreement to prepare internal and external communications concerning Executive’s departure and transition. Such cooperation will include the disclosure regarding Executive’s departure to be included in Employer’s Form 8-K. Employer will provide Executive a reasonable opportunity to review and comment on the proposed Form 8-K disclosure and other principal public communications concerning his departure before they are issued or filed. Neither Party will knowingly make a public statement concerning the circumstances of Executive’s departure that is materially inconsistent with the agreed communications, except as required by law or legal process.

8. Cooperation. The Parties agree that certain matters in which Executive has been involved during his employment may require cooperation after the Separation Date. During the Advisory Period, such cooperation will be provided as part of the advisory arrangement to the extent reasonably and mutually agreed under Section 2. After the Advisory Period, to the extent reasonably requested by Employer or by Executive (with respect solely to any third-party actual or threatened litigation, government investigation or inquiry, or matter implicating Executive’s indemnification rights), the Parties will mutually cooperate in connection with matters arising out of Executive’s service to Employer, and Executive will provide the Employer Group with reasonable assistance in the defense of any such litigation, investigation or inquiry. Employer will make reasonable efforts to minimize disruption of Executive’s other activities and will reimburse Executive within thirty (30) days for reasonable out-of-pocket expenses incurred in connection with such cooperation, including reasonable attorneys’ fees incurred by Executive where separate counsel is reasonably appropriate.

9. Non-Disparagement. Section 5 of the Severance Agreement is incorporated herein by reference and remains in full force and effect. Any mutually agreed public or internal communication under Section 7 will not constitute disparagement. Employer will direct any formal employment-verification request to its Human Resources function and, absent Executive’s written authorization or a legal requirement to provide additional information, will provide only Executive’s dates of employment and positions held, consistent with Employer’s general policy. Executive understands and agrees that this Agreement will be publicly filed, and that the Company will comply with applicable legal requirements and proxy advisory firm guidance.

10. Confidentiality and Restrictive Covenants. Executive acknowledges and reaffirms that the Confidentiality Agreement (as defined in the Severance Agreement) and Sections 4 and 5 of the Severance Agreement remain in effect in accordance with their terms, except to the extent expressly modified by this Agreement. Nothing in those obligations or this Agreement prohibits disclosures protected by applicable whistleblower law or 18 U.S.C. § 1833(b), communications with governmental agencies, or disclosures otherwise required by law.

11. Indemnification and D&O Insurance. The Indemnification Agreement between Employer and Executive (the “Indemnification Agreement”) remains in full force and effect and is not amended, superseded or impaired by this Agreement or Executive’s separation from employment. Without limiting the Indemnification Agreement, Executive will continue to have all rights to indemnification, advancement and insurance coverage available to him under the Indemnification Agreement, Employer’s certificate of incorporation and bylaws, applicable law and any applicable directors’ and officers’ liability insurance policy. To the fullest extent permitted by the Indemnification Agreement and applicable law, services performed by Executive at Employer’s request during the Advisory Period will be treated as service to Employer for purposes of Executive’s indemnification and advancement rights. Employer will not take any action in connection with Executive’s separation or advisory service that is intended to diminish Executive’s existing rights under the Indemnification Agreement.

12. Section 409A. It is intended that all payments and benefits provided pursuant to or in connection with this Agreement and the Severance Agreement comply with, or be exempt from, Section 409A, and this Agreement will be administered and construed accordingly. The provisions of Section 8(h) of the Severance Agreement are incorporated herein by reference. Employer will indemnify and hold Executive harmless from any tax, interest or penalty imposed under Section 409A with respect to a payment or benefit provided pursuant to this Agreement or the Severance Agreement to the extent such tax, interest or penalty is imposed solely as a result of Employer’s failure to administer or pay such amount in compliance with the applicable requirements of Section 409A, except to the extent resulting from Executive’s action contrary to the written terms of this Agreement or written tax advice provided to Executive by Employer.

13. Successors and Assigns.

(a) Assignment by Employer. Employer may assign this Agreement to a successor to all or substantially all of its business or assets, provided that no assignment will relieve Employer of any obligation to the extent the Severance Agreement or applicable law provides otherwise. This Agreement will inure to the benefit of the Employer Group and its successors and assigns.

(b) No Assignment by Executive. Executive may not assign this Agreement or any part hereof, except that Executive’s rights to payments and benefits will inure to the benefit of his heirs, estate, beneficiaries, representatives and permitted assigns.

14. Dispute Resolution; Governing Law. This Agreement and the Severance Agreement will be governed by the laws of the State of New York without regard to conflicts-of-law principles. Section 6 of the Severance Agreement (Agreement to Arbitration) is incorporated herein by reference and will apply to any dispute arising under or relating to this Agreement or the Severance Agreement, including any claim for breach, except to the extent a claim is expressly required by law to be brought elsewhere. Nothing in this Section modifies the governing law, forum, dispute-resolution provisions or other terms of the Indemnification Agreement, which will continue to be governed solely by its own terms.

15. Entire Agreement; Continuing Agreements; Order of Precedence. Except for the Severance Agreement, the Indemnification Agreement, the Confidentiality Agreement (as defined in the Severance Agreement), Employer’s applicable equity plans and Executive’s award agreements, and any employee benefit plan governing vested benefits, this Agreement contains the complete understanding of the Parties concerning Executive’s separation and supersedes prior oral or written understandings on that subject. The Severance Agreement remains in full force and effect except to the extent expressly modified by this Agreement. If there is a direct conflict between this Agreement and the Severance Agreement concerning the subject matter expressly addressed herein, this Agreement controls. Nothing in this Agreement amends or limits the Indemnification Agreement.

16. Remedies. In the event of a breach or threatened breach of this Agreement, the non-breaching Party may seek any remedy available at law or in equity, subject to the arbitration provisions incorporated above. Any equitable relief will be in addition to, and not in lieu of, other available remedies.

17. Modification and Waiver. No provision of this Agreement may be amended or modified except by a writing signed by Executive and a duly authorized officer of Employer. No waiver of any breach will be deemed a waiver of any other or subsequent breach, and no failure or delay in exercising a right will operate as a waiver of that right.

18. Severability. If any provision of this Agreement is held invalid or unenforceable, the remaining provisions will remain in full force and effect to the maximum extent permitted by law. If a provision is enforceable only if modified, it will be enforced as modified to the minimum extent necessary to make it enforceable, consistent with the Parties’ intent.

19. Captions. Captions and headings are for convenience only and do not affect interpretation of this Agreement.

20. Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which will be deemed an original and all of which together constitute one instrument. Electronic and PDF signatures will have the same force and effect as original signatures.

21. Non-Admission. Nothing in this Agreement will be construed as an admission of wrongdoing or liability by Employer, any member of the Employer Group or Executive, or as an admission concerning the facts or circumstances giving rise to Good Reason.
22. Notices. All notices under this Agreement must be in writing and delivered by nationally recognized overnight courier and by email, or by such other method as the recipient acknowledges in writing. Notices will be sent as follows:

Notice to Employer:

Teladoc Health, Inc.
155 East 44th Street, 17th Floor
New York, New York 10017
Attn: Chief Legal Officer
Email: [**]

Notice to Executive:

Executive’s address and personal email address on file with Employer, or such other address or email address as Executive designates in writing.

23. Acknowledgment of Full Understanding. EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT; THAT HE HAS HAD THE OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT; AND THAT HIS SIGNATURE BELOW CONSTITUTES HIS AGREEMENT TO THE RELEASES AND OTHER TERMS SET FORTH HEREIN.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the dates set forth below.

TELADOC HEALTH, INC.

By: /s/ Charles Divita, III______________________ Date: 09/28/2026___________

Name: Charles Divita, III______________________

Title: Chief Executive Officer__________________

EXECUTIVE

/s/ Adam C. Vandervoort______________________ Date: 09/24/2026___________

Adam C. Vandervoort

EXHIBIT A

Reaffirmation and Supplemental Release

This Reaffirmation and Supplemental Release (“Supplemental Release”) is executed by Adam C. Vandervoort (“Executive”) pursuant to Section 5 of the Separation and Release of Claims Agreement between Executive and Teladoc Health, Inc. (the “Employer”), dated September 24, 2026 (the “Separation Agreement”). Capitalized terms not defined herein have the meanings given them in the Separation Agreement.

1. Reaffirmation. Executive reaffirms the Separation Agreement and acknowledges that his employment with Employer ended on November 1, 2026. Executive confirms that, except for the Accrued Rights and the payments, benefits and other rights expressly preserved by the Separation Agreement, he has received all compensation and benefits due to him through the date he signs this Supplemental Release.

2. Supplemental Release. In exchange for the consideration described in the Separation Agreement, Executive, on behalf of himself and the other Releasors, irrevocably and unconditionally waives, releases and discharges the Released Parties from any and all Claims that Executive has or has ever had against the Released Parties, or any of them, arising out of or relating to Executive’s employment, compensation, benefits, service or separation from Employer, from the beginning of time through the date Executive signs this Supplemental Release, to the same extent and subject to the same exceptions set forth in Section 4 of the Separation Agreement. The exceptions and protected rights in Section 4(c) of the Separation Agreement are incorporated herein by reference.

3. Specific ADEA Release. Without limiting Section 2 above, Executive specifically waives and releases all Claims under the ADEA through the date he signs this Supplemental Release. Executive acknowledges that: (a) he has been advised in writing to consult with an attorney before signing; (b) he has had at least twenty-one (21) days from receipt of the Separation Agreement and this form of Supplemental Release to consider the release, although he may sign sooner; (c) he knowingly and voluntarily signs this Supplemental Release in exchange for consideration in addition to anything of value to which he otherwise would be entitled; (d) he may revoke the ADEA release by written notice to Employer’s Chief Legal Officer within seven (7) days after signing; and (e) this release does not cover rights or Claims arising after he signs it.

4. Effectiveness. This Supplemental Release will become effective on the eighth (8th) day after Executive signs it, provided Executive has not timely revoked the ADEA release.

EXECUTIVE

___________________________________________ Date: ____________________

Adam C. Vandervoort